                                                                     EXHIBIT 12


                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                              (dollars in millions)


                                              Fiscal          Fiscal        Fiscal          Fiscal          Fiscal          Fiscal
                                              39 weeks        Year          Year            Year            Year            Year
                                              ended           ended         ended           ended          ended            ended
                                              Oct. 25,        Jan. 25,      Jan. 27,        Jan. 28,       Jan. 29,         Jan. 30,
                                              1997            1997          1996            1995           1994             1993
                                              --------        --------      --------        --------       --------         --------
NET EARNINGS
Net income (loss)                             $(125)          $ 169         $(164)          $  47           $(495)          $280

Income tax expense (benefit)                    (76)            111           (69)             49            (303)           157

Interest expense, excluding capitalized
  interest                                       34              77           124             110              86             94

Portion of rents deemed representative
 of the interest factor (1/3)                    54             230           224             211             210            199
                                              -----           -----         -----           -----           -----           ----

                                              $(113)          $ 587         $ 115           $ 417           $(502)          $730
                                              =====           =====         =====           =====           =====           ====



FIXED CHARGES
Gross interest expense                        $  34           $ 77          $ 124           $ 111           $  86           $ 94

Portion of rents deemed representative
 of the interest factor (1/3)                    54            230            224             211             210            199
                                              -----           ----          -----           -----           -----           ----
                                              $  88           $307          $ 348           $ 322           $ 296           $293
                                              =====           ====          =====           =====           =====           ====

RATIO OF EARNINGS TO FIXED
  CHARGES                                      --              1.9            0.3             1.3            --              2.5
                                              =====           ====          =====           =====           =====           ====






Earnings were not adequate to cover fixed charges by $201 million, $233 million and $798 million for the period ended October 25, 1997 and for the fiscal years ended January 27, 1996 and January 29, 1994, respectively.